News Release

For Immediate Release:

August 4, 2015

Louisiana-Pacific Corporation (NYSE: LPX) today announced that it will add a FlameBlock® Fire-Rated OSB Sheathing line at its Clarke County, Ala., facility.

August 4, 2015 – Watkins, MN - International Barrier Technology Inc. (“Barrier”) (IBTGF: OTCQB; IBH: TSXV), a manufacturer of proprietary fire-resistant building materials, is pleased to announce that LP® Building Products (“LP”) released news that they will begin construction of a FlameBlock line located in Clarke County, Alabama.  LP FlameBlock® Fire-Rated OSB Sheathing will be manufactured under a Technology License Agreement with Barrier, including use of the proprietary Pyrotite® technology.  Construction of the new line will begin in the third quarter of 2015, with completion expected by September, 2016.  LP’s Clarke County mill currently manufactures OSB sheathing and LP’s TopNotch® Sub-Flooring.

About International Barrier Technology Inc.
International Barrier Technology Inc. (OTCQB: IBTGF; TSXV: IBH) develops, manufactures, and markets proprietary fire-resistant building materials branded as LP® FlameBlock® Fire-Rated OSB Sheathing and Blazeguard FR Deck Panel. Barrier's award-winning fire-resistant wood panels use a patented, non-toxic, non-combustible coating with an extraordinary capability: it releases water in the heat of fire. The panels exceed "model" building code requirements in every targeted fire test and application, and are unique in combining properties that increase panel strength and minimize environmental and human impact.  Barrier's family of products provides customers a premium material choice meeting an increasingly challenging combination of requirements in residential and commercial building construction.  For more information please visit: www.intlbarrier.com.

INTERNATIONAL BARRIER TECHNOLOGY INC.

_______________________

Michael D. Huddy

President, Director

THE TSX VENTURE EXCHANGE HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THE CONTENT OF THIS PRESS RELEASE.

Melissa McElwee, CFO

International Barrier Technology

(800) 638-4570

mmcelwee@intlbarrier.com

For more information please visit:

www.intlbarrier.com

International Barrier Technology Inc.

510 4th St N • P.O. Box 379 • Watkins, MN  55389  USA

Tel: 800-638-4570  •  Email: mmcelwee@intlbarrier.com